EXHIBIT 12

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges
                                       and
           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends

                      Nine Months Ended September 29, 2001
                                   (Unaudited)

                                                                                                        Ratio of
                                                                                                       Earnings to
                                                                                                        Combined
                                                                                                          Fixed
                                                                                                       Charges and
                                                                                          Ratio of      Preferred
                                                                                         Earnings to      Stock
                                                                                        Fixed Charges   Dividends

 (Dollar amounts in millions)
                                                                                       -----------------------------
 Net earnings .....................................................................        $ 4,010        $ 4,010
 Provision for income taxes .......................................................          1,027          1,027
 Minority interest in net earnings of consolidated affiliates .....................            126            126
                                                                                       -----------------------------
 Earnings before provision for income taxes and minority interest .................          5,163          5,163
                                                                                       -----------------------------
 Fixed charges:
    Interest ......................................................................          8,261          8,261
    One-third of rentals ..........................................................            233            233
                                                                                       -----------------------------
 Total fixed charges ..............................................................          8,494          8,494
                                                                                       -----------------------------
 Less interest capitalized, net of amortization ...................................            (75)           (75)
                                                                                       -----------------------------
 Earnings before provision for income taxes and minority interest, plus
   fixed charges ..................................................................       $ 13,582       $ 13,582
                                                                                       =============================

 Ratio of earnings to fixed charges ...............................................           1.60
                                                                                       ===============

 Preferred stock dividend requirements ............................................                   $        --
 Ratio of earnings before provision for income taxes to net earnings ..............                          1.26
 Preferred stock dividend factor on pre-tax basis .................................                            --
 Fixed charges ....................................................................                         8,494
                                                                                                      --------------
 Total fixed charges and preferred stock dividend requirements ....................                        $8,494
                                                                                                      ==============

 Ratio of earnings to combined fixed charges and preferred stock dividends ........                          1.60
                                                                                                      ==============


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.
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